Exhibit 99.1

[ICON] Sovereign Bancorp, Inc.                      NEWS RELEASE

  Corporate Headquarters:  1500 Market Street, Philadelphia, PA

FOR IMMEDIATE RELEASE
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DATE:  August 20, 2003

FINANCIAL CONTACTS:
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Jim Hogan      610-320-8496     jhogan@sovereignbank.com
Mark McCollom  610-208-6246     mmccollo@sovereignbank.com
Stacey Weikel  610-208-2112     sweikel@sovereignbank.com

MEDIA CONTACT:
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Ed Shultz      610-371-3201     eschultz@sovereignbank.com
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            Sovereign Bank Announces Debt Issue

PHILADELPHIA, PA... Sovereign Bank ("Bank"), a subsidiary of Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), announced today an issuance of $300 million of Bank subordinated notes. The notes will have a coupon of 4.375% and will mature as of August 1, 2013. The Bank may redeem the notes, in whole or part, on or after August 1, 2008, at a redemption price equal to the principal amount of the notes being redeemed plus accrued interest. The Bank intends to use the net proceeds of the offering for general corporate and banking purposes.

James D. Hogan, Chief Financial Officer of Sovereign, said, "We are very pleased with the execution of this transaction. The offering provides additional supplementary capital at both the Bank and Sovereign Bancorp."

The joint lead managers for the transaction were Goldman, Sachs & Co. and Lehman Brothers Inc.

Sovereign Bancorp, Inc. ("Sovereign") headquartered in
Philadelphia, Pennsylvania, is the parent company of Sovereign
Bank, a $41 billion financial institution with approximately 525 community banking offices, over 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New

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Jersey, New York, Pennsylvania, and Rhode Island.  Sovereign is
among the 25 largest banking institutions in the United States.
For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

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Note:

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of
1995), which involve significant risks and uncertainties.
Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, competition, terrorist attacks, armed conflicts involving the U.S. Military; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. Operating earnings may differ from net income due to items such as merger-related charges, balance sheet restructuring charges, and certain other non-recurring items.

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